Exhibit 4.21

DATED                26th DAY OF OCTOBER 2018

OPTERRA WÖSSINGEN GMBH

One Part

AC EMPLOYEE BENEFIT TRUSTEES LIMITED

Other Part

TRUST DEED AND RULES

OF THE

OPTERRA WÖSSINGEN SHARE PARTICIPATION SCHEME

THIS TRUST DEED (“Deed”) is made the 26th day of October 2018

BETWEEN:

(1)

OPTERRA WÖSSINGEN GMBH, a private limited liability company (Gesellschaft mit beschrlinkter Haftung) incorporated in Germany with registered number HRB33980 and having its registered office at Wössinger Str. 2, D-75045 Walzbachtal, Germany and registered as an external company in Ireland with registered number 908800 and having its registered address at 42 Fitzwilliam Square, Dublin D02 R279 (hereinafter called “the Company”) of the One Part

AND

(2)

AC EMPLOYEE BENEFIT TRUSTEES LIMITED, a private company limited by shares incorporated in Ireland with registered number 85949 and having its registered office at 10 Earlsfort Terrace, Dublin D02 T380 (hereinafter called “the Trustee” which expression shall where the context so admits include the Trustee for the time being hereof) of the Other Part..

WHEREAS

(a)

The Company is a subsidiary of CRH plc (hereinafter called “the Parent Company”) within the meaning of Section 7 of the Companies Act 2014 and is controlled (within the meaning of that expression contained in Section 432 of the Corporation Tax Act, 1997 (as amended)) by the Parent Company.

(b)

By a resolution of the Parent Company passed in general meeting on the 13th day of May 1987, authority was given to proceed with the establishment and carrying into effect of the Scheme (as defined below).

(c)

By resolution of the shareholder of the Company passed on the 26th day of October 2018 it was determined to establish a profit sharing scheme under Chapter 1 of Part 17 of the Taxes Consolidation Act 1997 (as amended) for the benefit of employees of the Company in Ireland entitled the “Opterra Wössingen Share Participation Scheme” which it is intended will be approved by the Revenue Commissioners.

NOW THIS DEED WITNESSETH as follows:

1. (a)	In this Deed unless the context otherwise requires the following expressions shall have the following meanings:

(i)

“the Rules” means the rules appended hereto with and subject to any modification alteration amendment or extension thereto for the time being in force which Rules shall be deemed to constitute an integral part of this Deed;

(ii)	“the Scheme” means the “ Opterra Wössingen Share Participation Scheme” established by this Deed and the Rules from time to time in force;

(iii)	“the Trust Fund” means all money paid to the Trustee by the Company pursuant to Rule 2(b) and any Scheme Shares or other investments or money from time to time representing such money or part thereof;

(iv)	And other words and expressions defined in the Rules shall bear the same meanings herein.

(b)	The Scheme is hereby established.

2.	The Company hereby appoints AC Employee Benefit Trustees Limited to be the Trustee of the Scheme.

3.

There shall at all times be but one (1) Trustee for the administration of the Trusts hereby created and such Trustee shall be a body corporate, other than a body corporate which is controlled by the Parent Company, control being construed in accordance with Section 432 of the Taxes Consolidation Act 1997 (as amended).

4.	The Trustee shall at all times be resident in Ireland.

5.	The Company shall pay to the Trustee such funds as the Trustee shall require from time to time:

(a)	to enable the Trustee to acquire shares for the purposes of the Scheme;

(b)	to enable the Trustee to meet taxation and other costs incurred in the operation of the Scheme

Any unappropriated assets remaining in the hands of the Trustee at the Termination Date (as defined by Clause 18 of this Deed) shall be returned in cash to the Company.

6.

The Trustee shall prepare and keep all such accounts and records as may be required for the purpose of the Scheme and shall once at least in every year submit accounts to the Company and the Company may cause such accounts to be made up and audited by qualified accountants. In particular the Trustee shall:

(a)	maintain such records as may be necessary to enable it to carry out its obligations under Chapter 1 of Part 17 of the Taxes Consolidation Act 1997 (as amended); and

(b)	inform a Participant who becomes liable to income tax under Schedule E in relation to the operation of the Scheme of any facts of which it is aware relevant to the determination of that liability.

7.

Subject to any liability to tax properly incurred by the Trustee in the course of the operation of the Scheme, the Trustee shall not be liable to satisfy any monetary obligations under the Scheme (including but without prejudice to the generality of the foregoing any monetary obligations to Participants) beyond the sums of money (including income) from time to time in its hands or under its control as Trustee of the Scheme and properly applicable for that purpose. The Trustee shall be liable for any tax properly incurred by the Trustee, in the course of the operation of the Scheme.

8. (a)	The costs, charges and expenses of the establishment of the Scheme and of the preparation and execution of this Deed shall be borne by the Company.

(b)

All costs, charges and expenses of and incidental to the administration, operation and determination of the Scheme (including any remuneration of the Trustee and any tax or duty for which the Trustee may be accountable to the Revenue Commissioners arising from or in connection with the Scheme) shall be borne by the Company if and to the extent that the same cannot properly be paid by the Trustee out of funds in its hands available for the purpose.

9. (a)	The Company shall pay or reimburse to the Trustee upon demand all charges and expenses reasonably incurred by the Trustee in the course of the administration of the trusts of this Deed;

(b)

The Trustee may charge and be paid such reasonable remuneration or charges as shall from time to time be agreed in writing between the Company and the Trustee and if the Trustee shall be a bank it shall be entitled (without being liable to account for any profit or advantage so obtained) to act as banker and perform any services in relation to the Scheme on the same terms as would be made with a customer in the ordinary course of its business as banker.

10. (a)

The Company shall keep the Trustee indemnified against any actions, claims and demands arising out of anything lawfully done or caused to be done by it in the exercise of the powers and discretions vested in it by this Deed or otherwise arising howsoever out of or in connection with this Deed and in addition the Trustee shall have the benefit of all indemnities conferred upon trustees generally by law and by the Trustee Act, 1893 or any statutory modification or re-enactment thereof for the time being in force; and

(b)

The Trustee shall be answerable only for losses arising from its own wilful default and shall not be liable for any neglect or any default of any solicitor, accountant, banker, valuer or other agent employed by it.

11.	The Trustee shall be entitled to rely without further enquiry on all information supplied to it by the Company.

12.	The Trustee shall have the following powers and discretions in addition to those conferred upon it by the general law:

(a)

Full powers and discretion to agree with the Company all matters relating to the operation and administration of the trusts of this Deed and so that no person claiming any interest under such trusts shall be entitled to question the legality and correctness of any arrangement or agreement made between the Company and the Trustee in relation to such operation and administration;

(b)	Power to authorise the manner in which cheques and other documents shall be signed on its behalf; and

(c)	Power to delegate the signing of such cheques and documents to such person or persons as it shall think fit.

The Company hereby declares and confirms the independence of the Trustee in the exercise of all its functions and obligations under the Scheme. The Trustee shall accordingly administer the Scheme impartially and in strict accordance with this Deed and the Rules appended hereto.

13. (a)

The Trustee may retire from the Trusts hereby constituted at any time by giving to the Company not less than one (1) month’s written notice without being responsible for any costs occasioned by such retirement.

(b)	The Company may at any time by an instrument in writing in its absolute discretion and without assigning any reason therefor remove the Trustee from office.

(c)	The power of appointing a new Trustee shall be vested in the Board.

The powers conferred by sub-clauses (b) and (c) above are exercisable only with the prior written approval of the Revenue Commissioners.

14.

The Trustee may at any time obtain and act on the advice or opinion of any lawyer, broker, actuary, accountant or other expert acting as an expert and shall not be responsible for any loss occasioned by its so acting.

15.

The Trustee may employ any agent or agents to transact all or any business of whatsoever nature required to be done in the administration of the trusts, powers and provisions hereof (including the receipt and payment of money and the subscription for and appropriation of ordinary shares of the Parent Company).

16. (a)

The Trustee may employ and pay for the services of such registrars, solicitors or other professional or business advisors as it considers desirable to advise on any business to be done in connection with the Scheme or for the proper administration and management of the Scheme or otherwise in connection therewith;

(b)

The Trustee may at any time cause any part of the trust property to be deposited for safe keeping with any other person (including any company or corporation) on behalf of the Trustee and may pay any expenses in connection therewith;

(c)

The Trustee shall not be liable or responsible for any loss to the trust property which may be occasioned as a result of the exercise of the foregoing powers except to the extent that such loss arises as a result of any fraud, wilful default or negligence on the part of the Trustee.

17.

The Company and the Trustee may at any time and from time to time by a deed supplemental hereto modify alter amend or extend the provisions of this Deed provided that no such purported amendment or addition shall be effective insofar as it alters the provisions of this Clause or is not permitted by the Rules. No variation or amendment shall take effect unless it is approved in writing by the Revenue Commissioners.

18.

The Company may at any time serve notice on the Trustee of its intention to terminate the Scheme on such date as is specified in such notice (the “Termination Date”), which it shall be entitled to do only on a date on which there are no Scheme Shares or Shares held in trust, whereupon the Company shall be liable for no further contributions to the Plan save those falling due under the Rules within three months after the date of the said notice and any other expenses incurred by the Trustees in the further administration and winding-up of the Scheme.

19.

If any matter arises on or in connection with this Deed or its operation for which specific provision is not made herein or in any deed supplemental hereto or in the Rules such matter shall be resolved dealt with or provided for in such manner as the Company and the Trustee may agree taking into account requirements of the Revenue Commissioners and the respective interests of the Company and of the Participants and in default of agreement in such manner as an independent arbitrator appointed for such purpose shall decide.

20.	This Deed shall be governed by and construed in accordance with the laws of Ireland.

IN WITNESS whereof the parties hereto have hereunto caused their respective Common Seals to be affixed the day month and year first above WRITTEN.

EXECUTED for and on behalf of OPTERRA WÖSSINGEN GMBH and DELIVERED as a DEED:
Authorised Signatory

GIVEN under the Common Seal of AC EMPLOYEE BENEFIT TRUSTEES LIMITED and DELIVERED as a DEED:
Director

Director/Secretary

OPTERRA WOSSSINGEN SHARE PARTICIPATION SCHEME

RULES

1.	Definitions

In this Scheme the words and expressions set out below shall have the meanings specified against them unless otherwise specifically provided and any reference to a provision of an Act of the Oireachtas shall include any modification re-enactment or extension of it.

“Act”	means the Taxes Consolidation Act 1997 or any statutory modification or re-enactment thereto.

“Announcement Date”	means the day or days in each calendar year on which the Company invites Eligible Employees to apply for Shares under the Scheme.

“Appropriate Percentage”	means the percentage of the Locked-in Value of a Participant’s Shares chargeable to income tax under Schedule E computed in accordance with the provisions of Section 511(3) of the Act.

“Appropriate Date”	means the date, not being later than nine (9) months after the immediately preceding Announcement Date or such later date as the Revenue Commissioners may agree, on which Shares are appropriated to the Participants.

“Auditors”	means the Auditors for the time being of the Company or in the event of there being Joint Auditors such one of them as the Company shall select.

“Basic Salary”	means basic earnings excluding any fluctuating emoluments e.g. overtime, shift premium, bonuses.

“the Board”	means the board of managers of the Company for the time being, or a duly authorised committee thereof.

“the Company”	means Opterra Wössingen GmbH

“Eligible Employee”	means:

(a)	an employee being a person, including a full-time director or officer holding an employment or office of the Company:

(i)	whose remuneration is subject to Irish Income Tax under Schedule E, and

(ii)	who has been in the continuous service of the Group for a period of not less than:

(A)	in the Year of Assessment beginning on 1 January 2018, one (1) year ending on the 1 November preceding the Announcement Date;

(B)	in the Year of Assessment beginning on 1 January 2019, seven (7) months ending on the 1st November preceding the Announcement Date; and

(C)	in each Year of Assessment thereafter, one (1) year ending on the 1st November preceding the Announcement Date;

(b)

any other employee, including a full-time director or officer, holding employment or office of the Company and has been nominated by the Board for participation in the Scheme provided that any other employee, including a director or officer, meeting the criteria for such nomination set by the Board is also so nominated, provided always that employees (including directors) coming within the terms of Part 4 of Schedule 11 to the Act are ineligible to participate in the Scheme.

“The Group”	means the Company and any Subsidiary.

“Individual Entitlement”	means in relation to an Eligible Employee means a share of the amount made available for the purposes of the Scheme for the relevant year which amount shall be distributed by the Company amongst the Eligible Employees in proportion to their annual Basic Salary.

“Individual Share Allocation”	means the proportion of Individual Entitlement which an Eligible Employee elects to have appropriated to him in accordance with the terms of the Scheme plus an amount, if any, applied by an Eligible Employee from the foregoing of salary, such amount not to exceed said proportion of Individual Entitlement or, if less, an amount equal to 7.5% of Basic Salary PROVIDED THAT such amount or sum of such amounts shall not exceed the amount, for the time being, specified in Paragraph 3(4) of Part 2 of Schedule 11 of the Act..

“Initial Market Value”	means the market value of the Shares determined in accordance with Section 548 of the Act as at the Appropriation Date or such earlier date as the Trustee may agree with the Revenue Commissioners.

“Locked-in-Value”	means the value as defined in Section 512(1) of the Act.

“the Parent Company”	means CRH plc.

“Participant”	means an Eligible Employee who having elected to participate and having contracted with the Company is appropriated Shares in the Scheme.

“Release Date”	means the date as defined in Section 511(2) of the Act.

“Retention Period”	means the period beginning on the date the shares are appropriated to a Participant and ending on the second anniversary of that date or if it is earlier:

(i)  the date on which the Participant ceases to be an employee or director of the Company by reason of injury or disability or on account of his being dismissed by reason of redundancy, within the meaning of the Redundancy Payments Acts 1967 to 2003;

(ii) the date on which the Participant reaches pensionable age as defined in Section 2 of the Social Welfare Consolidation Act 2005; or

(iii) the date of the Participant’s death.

“the Scheme”	means Opterra Wössingen Share Participation Scheme.

“Scheme Shares”	means Shares appropriated under the Scheme.

“Shares”	means fully paid Ordinary Shares in the capital of the Parent Company which comply with the provisions of Part 3 of Schedule 11 of the Act and where the context so requires shall refer to a single Share.

“Subsidiary”	means a Subsidiary of the Company which is controlled by the Company, control being construed in accordance with Section 432 of the Act.

“the Trustee”	means the Trustee for the time being of the Trust Deed dated the day of 2018 and made between the Company of the one part and AC Employee Benefit Trustees Limited of the other part.

“Year of Assessment”	means the meaning assigned to it by Section 2(1) of the Act.

In these Rules words denoting the singular number only shall include the plural number also and words denoting the masculine gender shall include the feminine gender also.

2.	Operation of the Scheme

(a)	As soon as reasonable following approval by the Board of an amount, if any, available for the purposes of the Scheme:

(i)	The Board shall determine which employees of the Company are Eligible Employees, as defined in Rule 1, and forthwith inform the Trustee accordingly;

(ii)

The Company shall inform each Eligible Employee, each of whom shall be entitled to participate in the Scheme on similar terms, of his Individual Entitlement and invite him to participate in the Scheme by completing within fourteen (14) days a form of acceptance for this purpose;

(iii)

Any Eligible Employee who wishes to participate in the Scheme shall contract with the Company in accordance with the terms of Rule 8(b) below. Failure to comply with this requirement shall preclude such Eligible Employee from participating in the Scheme;

(iv)

The Company shall, in accordance with such requirements as the Trustee may from time to time specify, prepare and make available to the Trustee the name and address, and the Individual Entitlement and Individual Share Allocation of each Eligible Employee who has elected to participate in the Scheme.

(b)

On or before each Appropriation Date the Company shall make available to the Trustee in respect of each Eligible Employee who has contracted to participate such sum as the Eligible Employee has elected to invest in Shares under the Scheme on condition that such sum is applied by the Trustee in the acquisition (by purchase, subscription or otherwise) of Shares before the expiry of the period of nine (9) months after the immediately preceding Announcement Date or such longer period as the Revenue Commissioners may allow.

3. (a)	The Trustee shall as soon as reasonable following the Announcement Date:

(i)	determine the Initial Market Value and the number of Shares to be appropriated on the Appropriation Date;

(ii)

apply the sum made available by the Company pursuant to Rule 2(b) hereof in subscribing for Shares at the Initial Market Value, or in purchasing Shares, for each Eligible Employee who has contracted to participate in the Scheme; and

(iii)

appropriate the Shares to Eligible Employees who have contracted to participate and shall, as soon as practicable after such appropriation, notify each such Participant in writing of the number and description of Shares so appropriated to him, their Initial Market Value and the date on which such appropriation took place.

(b)

A Participant or his legal personal representative (as the case may be) shall be entitled to retain his beneficial interest in the Shares appropriated notwithstanding his death or departure from the service of the Company or any Subsidiary on or after the relevant Appropriation Date.

4.	Limitations

(a)

The Initial Market Value of all Shares appropriated to any Participant shall not exceed €12,700 in any Year of Assessment (or such other maximum amount as may from time to time be permitted by virtue of the Act).

(b)	No issue of Shares shall be made which would result in more than ten (10) per cent of Shares in total being issued under this Scheme and any other scheme for the acquisition of Shares by employees.

(c)

The limit specified in paragraph (b) of this Rule and (if appropriate) the Initial Market Value shall, subject to the prior written approval of the Revenue Commissioners, be adjusted in such manner as the Auditors shall consider fair and reasonable to take account of any issue by way of capitalisation of reserves any rights issue or any sub-division, consolidation or reduction of share capital.

5.	Rights attaching to Shares and Listings

(a)	Save as otherwise provided in these Rules, Shares appropriated to Participants pursuant to the Scheme shall rank pari passu in all respects with the Ordinary Shares of the Parent Company.

(b)

The Parent Company will use its best endeavours to procure that as soon as is reasonable after an appropriation of Shares pursuant to the Scheme such Shares are admitted to the Official List of the Irish and London Stock Exchanges.

6.	Reports and Voting Rights

(a)	The Trustee, upon receipt thereof, shall send to each participant copies of all information sent to shareholders of the Parent Company.

(b)

The Trustee, upon receipt thereof, shall send to each participant copies of all notices of meetings of shareholders of the Parent Company. The Participants may give the Trustee written voting instructions at least four (4) business days prior to any such meetings and in the event that the Participants give written instructions pursuant to this Rule 6(b), the Trustee shall exercise the right to vote attaching to the relevant Scheme Shares in accordance with such instructions. Otherwise the Trustee shall abstain from voting in respect of the relevant Scheme Shares. The Trustee may exercise the right to vote attaching to Scheme Shares at any shareholder meeting in person or by such a person as the Trustee shall elect as its proxy.

7.	Rights Issue

(a)

Whenever any rights to acquire shares or other securities or other rights of any nature are granted by the Parent Company to its share-holders each Participant shall be notified by the Trustee of the rights related to his Scheme Shares and the Participant may instruct the Trustee to take up all or part of such rights or to sell all or part of his rights or allow them to lapse, subject to the provision by him of any necessary funds and to the terms of such rights granted by the Parent Company to its shareholders. The Trustee shall act upon such instruction received by it not less than seven (7) business days before the expiration of the period allowed for the exercise of any such rights.

(b)

If any Participant has not prior to seven (7) business days before the expiration of the period allowed for the exercise of any such rights given instructions to the Trustee with regard thereto and provided any funds necessary for the purpose the Trustee shall take no action in respect of such rights, and shall deal with any payment received in consequence of the non-exercise of such rights as a capital receipt in accordance with the Act.

(c)	In the exercise of its duties under this Rule the Trustee shall be indemnified by the Participant against all liabilities in respect thereof.

8.	Conditions of Retention and Disposal

(a)	Except as hereinafter provided the Trustee:

(i)	shall not dispose of any Scheme Shares during the Retention Period (whether by transfer to a Participant or otherwise);

(ii)

shall not dispose of any Scheme Shares after the end of the Retention Period except pursuant to a direction given by or on behalf of a Participant or his legal personal representative and shall not dispose of any Scheme Shares by any transaction which would involve a breach of a Participant’s obligations under paragraphs (b) (iii) and (iv) below;

(iii)

shall deal with any right conferred in respect of any of a Participant’s Scheme Shares to be allotted other shares securities or rights of any description only pursuant to a direction given by or on behalf of the Participant or his legal personal representative;

(b)	Except as hereinafter provided each Participant:

(i)	shall permit his Scheme Shares to remain in the hands of the Trustee throughout the Retention Period;

(ii)	shall not assign charge or otherwise dispose of his beneficial interest in his Scheme Shares during the Retention Period;

(iii)

shall not direct the Trustee to transfer the ownership of his Scheme Shares to him at any time before the Release Date unless he shall pay to the Trustee before the transfer takes place a sum equal to income tax at the standard rate for the time being in force on the Appropriate Percentage at the time of the direction;

(iv)

shall not direct the Trustee to dispose of his Scheme Shares at any time before the Release Date in any other way except by sale for the best consideration in money that can reasonably be obtained at the time of the sale.

(c)

As soon as is reasonable after the expiration of the Release Date the Trustee shall transfer to each Participant, or those beneficially entitled, the respective Scheme Shares retained by the Trustee whereupon the trusts in respect thereof shall be determined.

9.	Transactions in Shares

Notwithstanding Rule 8 above, a Participant:

(a)

may direct the Trustee to accept an offer for any of the Shares appropriated to him (hereinafter referred to in this Rule as “the Original Shares”) if the acceptance or agreement will result in a new holding, within the meaning of Section 584 of the Act, being equated with the Original Shares for the purposes of Capital Gains Tax; and

(b)

may direct the Trustee to agree to a transaction affecting the Shares appropriated to him or such of them as are of a particular class if the transaction would be entered into pursuant to a compromise arrangement or scheme applicable to or affecting:

(i)	all the share capital of the Parent Company or as the case may be all the shares of the class in question, or

(ii)	all the shares or shares of the class in question which are held by a class of shareholder identified otherwise than by reference to their employment or their participation in an approved scheme; and

(c)

may direct the Trustee to accept an offer of cash, with or without other assets, for the Shares appropriated to him if the offer forms part of a general offer which is made to holders of shares of the same class as his in the Parent Company, and which is made in the first instance on a condition such that if it is satisfied the person making the offer will have control of the Parent Company within the meaning of Section 11 of the Act; and

(d)

may agree after the expiry of the Retention Period to sell the beneficial interest in the shares appropriated to him to the Trustee for the same consideration as in accordance with Rule 8(b) (iv) above would be required to be obtained for the Shares themselves; and

(e)

in the event of any offer being made or a transaction being proposed in any of the circumstances described in Rules 9(a), 9(b) or 9(c) the Trustee shall forthwith notify each Participant and shall act in accordance with the instructions of the Participant in dealing with his Scheme Shares and in the absence of any such instructions shall take no action.

10.	Receipts

(a)

Subject to the obligations under Rule 13 (a) below and to any such direction as is referred to in Section 513(3) of the Act, the Trustee shall pay or transfer to a Participant any money or money’s worth received by it in respect of or by reference to any of the Shares appropriated to him (less any costs or expenses of disposal, in the case of a disposal), other than money’s worth consisting of a “new holding” within Rule 11 and money consisting of a sum referred to in Section 511(4)(c) of the Act.

(b)

The Trustee shall procure that dividends in respect of Shares appropriated to a Participant are remitted to him at his present or last place of work within the Company or such other place within the State as the Participant may direct as soon as practicable after payment thereof is made by the Parent Company and, in any event, before the end of the tax year in which they were paid, provided always that the Trustee shall at all times comply with the provisions of paragraph 7 of Schedule 11 to the Act.

11.	Company Reconstruction

Where there occurs in relation to any of the Shares appropriated to a Participant a company reconstruction (as defined in Section 514 of the Act) which results in a new holding, as within the meaning of Section 584 of the Act, being for the purposes of the said Section 514 equated with the original holding for the purposes of Capital Gains Tax then such new holding shall be deemed to have been appropriated to the Participant on the date of appropriation of the original holding and shall be held by the Trustee on the same terms.

12.	Leaving Employment

Any Participant who leaves the employment of the Company shall not be entitled to any compensation for any loss of any right or any benefit or prospective right or benefit under the Scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

13.	Duty to Account for Tax

(a)

When the Trustee receives from a Participant who has directed it to transfer the ownership of his Scheme Shares to him at any time before the Release Date the sum calculated in accordance with Rule 8(b)(iii) above, it shall account to the Revenue Commissioners for that sum.

(b)	The Trustee shall maintain records of all sums received from Participants under paragraph (a) above.

(c)

The Trustee shall inform each Participant in writing of any facts known to it which are relevant to determining the liability (if any) of that Participant to Irish Income Tax under Schedule E in relation to the operation of the Scheme.

14.	Administration

(a)

If the Trustee needs from time to time to make additional appropriations pursuant to Rule 3 because of Eligible Employees being included in the Scheme for the relevant year the Company shall make available to the Trustee such sum or sums as the Trustee needs to acquire Shares for such Eligible Employees as aforementioned provided always that the prior written approval of the Revenue Commissioners has been received and such Eligible Employees shall be treated within the terms of the Scheme as if they had received an appropriation of Shares on the Appropriation Date. Under no circumstances shall the Trustee hold any Shares for more than eighteen (18) months without appropriating them to a Participant.

(b)

Any notification or other notice in writing to be given to any Participant in pursuance of this Scheme shall be sufficiently given if sent through the post in a prepaid cover addressed to the Participant at his last known address including any address supplied by the Company as being his address or, where the Participant has given his consent, by way of electronic communication to such email address as is notified by the Participant to either the Company or the Trustee. Any certificate, notification or other notice in writing required to be given to the Company or the Trustee shall be properly given if sent to or delivered to the Company or the Trustee at their respective registered or principal offices.

(c)	By contracting to participate in the Scheme, a Participant acknowledges that:

(i)

the Company and the Trustee (together, the “Data Holders”) receive and hold certain personal data, such as the Participant’s name, address, contact and salary details, (the “Data”) which pertains to the Participant’s employment and the Participant’s participation in the Scheme;

(ii)	each of the Data Holders has in place a Data Protection Policy, a copy of which is available on request from the respective Data Holder;

(iii)

the Data may be processed, disclosed or transferred by and among the Data Holders, other companies within the Company’s group and third parties engaged by the Data Holders for the purpose of administering the Scheme and the Participant’s participation therein provided that such personal data shall be kept confidential and shall not be used by the third party for any purposes not related to the administration of the Scheme;

(iv)

recipients of the Data may be located in the European Economic Area (the “EEA”) or elsewhere (including the United States of America) (and where a recipient is located outside of the EEA, such transfer shall be governed by “model contract clauses” or equivalent measures required under European Union data protection laws);

(v)

the Data may be processed and disclosed by and to any future purchaser of the Company (or of its undertaking or any part(s) thereof) or of the Company’s group for the purpose of administering the Scheme and/or confirming the Participant’s entitlement pursuant to the Scheme where such entitlement is relevant to such purchase;

(vi)

this processing, disclosure and transfer of the Data is necessary for the administration of the Scheme or is otherwise necessary for the legitimate interests of the Data Holders in connection with the administration of the Scheme and the Participant’s participation therein or in connection with a legal obligation of the Data Holders;

(vii)

the Data will be retained for such period as is reasonably necessary for the proper running and administration of the Scheme and the performance of the Data Holders’ legal obligations and the pursuit of their legitimate interests and that the Data Holders’ current retention policy is that data will be held for so long as the Participant is a participant in the Scheme or, if longer, for so long as is required to comply with legal, regulatory or tax requirements or to defend a potential claim; and

(viii)

should the Participant exercise any data subject rights in relation to the Data, such as the right of objection or erasure, it may no longer be possible to properly administer the Scheme and the Participant’s participation therein and the Participant agrees that, in such circumstances, the Participant shall be deemed to have waived (without any right to compensation) any right to Scheme Shares which are being held on the Participant’s behalf by the Trustee.

15.	Modifications and Alterations to Scheme

(a)

The Company may at any time and from time to time by resolution of its Board amend, add to or revoke any of the provisions of the Trust Deed and Rules in such manner as may be thought fit provided that:

(i)	the approval of the Scheme by the Revenue Commissioners pursuant to the provisions of Part 2 of Schedule 11 to the Act shall not be prejudiced;

(ii)	in any material manner, the interest of any persons who at that time are Participants in the Scheme in respect of Scheme Shares shall not be prejudiced;

(iii)	except with the prior sanction of an Ordinary Resolution of a shareholder’s meeting of the Parent Company, no alterations shall be made to this Rule 15 or Rules 4, 5 and 8;

(iv)	no such variation, amendment, addition or revocation shall be effective unless and until the approval of the Revenue Commissioners thereto shall have been obtained in writing; and

(v)

notwithstanding the provisions of the immediately preceding paragraphs of this Rule the Board may make such amendment or alteration to the provisions of the Scheme as in the opinion of the Board shall be necessary or expedient to enable the Scheme and the Rules to obtain or maintain the approval of the Revenue Commissioners under Part 2 of Schedule 11 to the Act.

(b)

The Board may at any time suspend or terminate the operation of the Scheme in which event no further Shares shall be appropriated, but the provisions of the Scheme shall in relation to the Shares already appropriated continue in full force and effect.

16.	Enactments

Neither the Company nor the Trustee shall be required to perform any obligation hereunder to the extent that such action would be contrary to any enactment or regulation for the time being in force in Ireland.

17.	Miscellaneous

If any matter arises on or in connection with the Scheme or its operation for which specific provision is not made in these Rules such matter shall be resolved dealt with or provided for in such manner as the Board shall in its absolute discretion consider appropriate after taking into account the respective interests of the Company and of the Participants having obtained the prior written approval of the Revenue Commissioners.